EXHIBIT 99.1

Media Contact	Investor Relations
Vicki Contavespi T+ 1.570.209.7600 vicki.contavespi@icxt.com	Jessica Bartlow T+ 1.703.678.2114 jessica.bartlow@icxt.com

ICX TECHNOLOGIES REPORTS SECOND-QUARTER 2008 RESULTS

Backlog increases 63 percent to $75 million on record bookings

Arlington, Va. (Aug. 12, 2008) – ICx Technologies, Inc. (Nasdaq GS: ICXT), a developer of advanced sensor technologies for homeland security, force protection and commercial applications, announced today its operating and financial results for the second quarter ended June 30, 2008.

Second-Quarter Financials

For the quarter ended June 30, 2008, the company reported revenue of $37.4 million, compared to $33.4 million for the quarter ended June 30, 2007, a 12 percent increase. Gross profit increased 17 percent to $17.1 million, from $14.6 million a year ago and gross margins were 45.8 percent, compared to 43.8 percent in the prior year’s second quarter. Funded backlog increased to $75 million at the end of the quarter, up 63 percent, from the $46 million reported at March 31, 2008.

“We are starting to see the fruits of our investments and focus on larger programs,” said Hans Kobler, president and CEO of ICx. “Our efforts in these areas resulted in our highest booking quarter ever, and increased our firm backlog by 63 percent, to $75 million. With high organic demand in our core business, we expect these larger, multi-year program sales to provide additional stability and continued growth for ICx.”

Adjusted EBITDA loss was ($4.1) million for the second quarter of 2008, which was comparable to the same quarter last year, but an improvement by 39 percent over the ($6.7) million Adjusted EBITDA loss reported for the first quarter. Reduced overall operating expenses, in particular in G&A, and lower internal research and development spending in the second quarter of 2008 versus the first quarter of 2008, more than compensated for the increased investments related to the expansion of the company’s sales and marketing channels.

Mr. Kobler concluded, “While we expect our new channels to further drive gross profit growth, our continued focus on streamlining infrastructure should keep our operating expenses at bay and lead to sustainable profitability.”

Six-Month Financial Results

•

For the six months ended June 30, 2008, the Company’s revenue grew by 22 percent to $73.7 million, compared to $60.4 million for the six months ended June 30, 2007. Gross profit for the current six months increased 26 percent to $33.0 million, or 44.8 percent of revenue, from $26.2 million, or 43.4 percent of revenue, from the same period a year ago.

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Adjusted EBITDA loss for the first six months of 2008 was ($10.9) million compared to ($9.9) million for the same period last year. Increased expenses related to the expansion of the company’s sales and marketing channels, and internal research and development projects impacted year-over-year six-month results.

Second-Quarter Operational Highlights

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Under a $4 million contract from DHS, ICx’s Platforms division delivered six of its Cerberus mobile surveillance towers to the U.S. Customs and Border Patrol, marking the first successful deployment of mobile surveillance system technology along a portion of the Southern border’s “virtual fence.”

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ICx Platforms was also awarded a $14 million contract as part of the U.S Army’s multi-billion dollar Base Expeditionary Targeting and Surveillance Sensors-Combined (BETSS-C) program, run by the Asymmetric Warfare Office.

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ICx Transportation won a $15.6 million contract to provide intelligent transportation systems for California’s Orange County Transportation Authority. This win leverages, for dual use, our sensor, software and management capabilities from security into the dynamic transportation market.

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ICx Radiation has been awarded an order valued at $4.4 million, to provide identiFINDER™ radiation detectors to our partner ThermoFisher Scientific. ICx is also providing its advanced market-leading spectroscopic radiation detectors under a $2.5 million contract to help secure the Beijing Olympics

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ICx Explosives continues its strong track record as the explosive detector-of-choice for the U.S. military, and the division received orders for $4.8 million from the Robotics System Joint Program Office to deliver Fido® XT™ handheld systems for use in Operations Iraqi Freedom and Enduring Freedom.

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ICx BioSystems won a $4.9 million, Phase IIb research and development contract under the Department of Homeland Security’s ‘Detect to Protect’ project. This work is designed to develop rapid sensors that can influence immediate actions to limit exposure to an attack involving biological agents.

Second-Quarter Strategic Highlights

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We acquired S3i, the market leader in advanced bio-aerosol detectors, which complements our highly sophisticated biological-detection product line, and gives us the potential to provide an integrated solution that gives military, first responder and commercial customers fast, actionable information both in the field and in protected facilities.

•	Our increased sales and marketing focus on large, multi-year programs has resulted in its first successes with two $10 million-plus, multi-year wins.
•	Our firm backlog increased by 63 percent over the prior quarter and 113 percent year-over-year to $75 million. In addition, unfunded backlog is at $195 million.
•	With more than $40 million in cash, $30 million in net receivables and virtually no debt, ICx maintains a strong financial position to continue successfully executing on its strategy

Revenue and Earnings Outlook for 2008

Based on the financial results for the quarter and the outlook for the remainder of the year, the Company is reconfirming its earlier guidance for the year ending December 31, 2008:

•	Revenue: $177 million—$184 million
•	Adjusted EBITDA Loss: ($2 million)—($7 million)

Conference Call

In connection with the earnings release, ICx will host a conference call and Webcast for investors and analysts to discuss its results for the second quarter at 4:30 p.m. on August 12, following the close of the market.

Participants should call 877-548-7907 (United States/Canada) or 719-325-4854 (International), and request the ICx Technologies call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 719-457-0820 (United States/Canada) or call toll-free at 888-203-1112 and enter confirmation code 6597418. The recording will be available from 7:30 p.m. (ET) on Tuesday, August 12, 2008, through midnight, August 19, 2008 (ET). A live broadcast of the earnings conference call will also be available via the Internet at http://www.ICXT.com in the ‘Events & Presentations’ section under ‘Investor Relations’. The webcast will be archived on the site for 60 days.

About ICx Technologies, Inc.

ICx Technologies is a leader in the development and integration of advanced sensor technologies for homeland security, force protection and commercial applications. Our proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats, and deliver superior awareness and actionable intelligence for wide-area surveillance, intrusion detection and facility security. We then leverage our unparalleled technical expertise and government funding to address other emerging challenges of our time including a cleaner environment, alternative energy and life science.

Safe-Harbor Statement

All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the Company’s revenues and Adjusted EBITDA for the second quarter and six months ending June 30, 2008 and fiscal 2008; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, demand for the Company’s products and services; the ability of the Company to successfully develop and expand its products, services, technologies and markets; the ability of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; changes in U.S. government funding levels to purchase the Company’s products and services; the ability of the Company to sell its products to original equipment manufacturers, prime contractors and system integrators; seasonality; competition; the ability of the Company to develop innovative products; the ability of the Company to attract, retain and motivate key personnel; the ability of the Company to secure and maintain key contracts and relationships, including contracts with the U.S. government; general economic, market and business conditions, uncertainties and other factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Use of Non-GAAP Financial Measures

In evaluating its business, ICx considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, minus non-cash equity compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than ICx, limiting their usefulness as comparative tools. ICx compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

ICx TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(dollars in thousands, except per share amounts)

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product revenues	$23,643	$21,188	$44,007	$37,585
Contract research and development revenues	9,823	7,981	21,799	15,758
Maintenance, service and other revenues	3,976	4,260	7,889	7,046

Total revenues	37,442	33,429	73,695	60,389

Cost of revenues:
Cost of product revenues	11,085	10,356	21,215	18,852
Cost of contract research and development revenues	6,806	5,387	14,489	10,589
Cost of maintenance, service and other revenues	2,415	3,048	4,972	4,719

Total cost of revenue	20,306	18,791	40,676	34,160

Gross profit	17,136	14,638	33,019	26,229

Operating expenses:
General and administrative	8,010	10,394	17,647	19,376
Sales and marketing	8,586	5,526	16,417	10,249
Research and development	5,877	4,664	12,561	9,287
Depreciation and amortization	3,367	3,405	6,654	6,873

Total operating expenses	25,840	23,989	53,279	45,785

Operating loss	(8,704)	(9,351)	(20,260)	(19,556)

Other income (expense):
Interest income	247	134	676	195
Interest expense	(11)	(24)	(29)	(114)
Other, net	(257)	(91)	(379)	(15)

Total other income (expense)	(21)	19	268	66

Loss before income taxes	(8,725)	(9,332)	(19,992)	(19,490)
Income tax expense	232	157	200	232

Loss from continuing operations	$(8,957)	$(9,489)	$(20,192)	$(19,722)
Loss on discontinued operations, net of tax	—	—	—	(1,302)
(Loss) gain on sale of discontinued operations, net of tax	—	2,481	(903)	4,563

Net loss	$(8,957)	$(7,008)	$(21,095)	$(16,461)

Other comprehensive income

Foreign currency translation adjustment, net of tax	167	633	721	785

Comprehensive loss	$(8,790)	$(6,375)	$(20,374)	$(15,676)

Net loss	$(8,957)	$(7,008)	$(21,095)	$(16,461)
Less: Preferred stock dividends including accretion	—	2,404	—	4,865

Net loss attributable to common stockholders	$(8,957)	$(9,412)	$(21,095)	$(21,326)

Net loss per common share
Basic and diluted	$(0.26)	$(0.96)	$(0.62)	$(2.18)

Reconciliation of Non-GAAP Measure:
Net loss	$(8,957)	$(7,008)	$(21,095)	$(16,461)
Add (subtract)
Gain (loss) from discontinued operations	—	(2,481)	903	(3,261)
Income tax expense (benefit)	232	157	200	232
Interest income	(247)	(134)	(676)	(195)
Interest expense	11	24	29	114
Depreciation and amortization	3,367	3,405	6,654	6,873
Stock-based compensation expense	1,465	1,940	3,135	2,780

Adjusted EBITDA	$(4,129)	$(4,097)	$(10,850)	$(9,918)

ICx TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Balance Sheets

(Unaudited)

(dollars in thousands)

Assets	Unaudited June 30, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$40,909	$64,636
Trade accounts receivable, net	30,321	30,724
Inventories	26,022	18,305
Other current assets	8,977	12,820

Total current assets	106,229	126,485
Property, plant and equipment, net	10,925	9,526
Goodwill and intangibles, net	94,186	93,794
Other noncurrent assets	2,187	2,025

Total assets	$213,527	$231,830

Liabilities and Stockholders' Equity
Current liabilities	$29,259	$31,031
Noncurrent liabilities	2,169	2,395

Total liabilities	31,428	33,426

Total stockholders' equity	182,099	198,404

Total liabilities and stockholders' equity	$213,527	$231,830

ICx TECHNOLOGIES, INC. AND SUBSIDIARIES

Selected Segment Information

(Unaudited)

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Detection
Product revenue	$14,927	$11,896	$26,561	$19,750
Contract research and development revenue	8,544	7,438	16,073	14,718
Maintenance, service and other revenue	313	252	796	290

Total revenue	$23,784	$19,586	$43,430	$34,758
Gross profit %	48.4%	46.8%	48.7%	43.1%

Surveillance
Product revenue	$6,701	$8,093	$12,698	$14,804
Contract research and development revenue	1,249	542	5,691	1,038
Maintenance, service and other revenue	491	809	856	1,175

Total revenue	$8,441	$9,444	$19,245	$17,017
Gross profit %	42.9%	43.6%	39.2%	46.6%

Solutions
Product revenue	$2,015	$1,199	$4,748	$3,031
Maintenance, service and other revenue	3,202	3,200	6,272	5,583

Total revenue	$5,217	$4,399	$11,020	$8,614
Gross profit %	38.3%	30.9%	39.1%	38.5%